EXHIBIT 3.1


                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                 Delivered  06:46 PM  06/05/2006
                                                         FILED 06:46 PM 06/05/06
                                                    SRV 060542904 - 4169968 FILE


                          CERTIFICATE OF INCORPORATION
                                       OF
                                CADDYSTATS, INC.


I, THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and to hereby certify as follows:

FIRST: The name of corporation is CaddyStats, Inc.

SECOND: Its registered office is to be located at Suite 105, 501 Silverside Road, Wilmington, DE 19809, County of New Castle. The name of the registered agent at such address is VALIS Group Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is seventy-five million (75,000,000). All such shares are to be at a value of $0.001 and are to be of one class.

FIFTH: The incorporator of the corporation is Tracey Gendron, whose mailing address is Suite 105, 501 Silverside Road, Wilmington, DE 19809.

SIXTH: A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall; not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who will serve as the initial director(s) until the first annual meeting of the stockholders of the corporation, or until a successor(s) is elected and qualified are:

                                  Gordon Dawson
                              1035 Duchess Avenue,
                    West Vancouver, British Columbia V7T 1G8
                                     Canada

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed on this fifth day of June, 2006.



                              /s/ TRACEY GENDRON
                                  ______________
                                  Tracey Gendron
                                  INCORPORATOR